Exhibit 10.48

[…] =      Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL PROVISIONS MARKED

EXHIBIT 10.48 (CONFIDENTIAL)

PDL LICENSE AGREEMENT

between

PROTEIN DESIGN LABS, INC.

and

GENENTECH, INC.

This PDL License Agreement (“Agreement”), effective as of December 18, 2003 (“Effective Date”), is made by and between PROTEIN DESIGN LABS, INC., a Delaware corporation, having offices at 34801 Campus Drive, Fremont, CA 94555 (hereinafter “PDL”) and GENENTECH, INC., a Delaware corporation, having offices at 1 DNA Way, South San Francisco, CA 94080 (hereinafter “GNE”).

RECITALS

A. GNE and PDL have entered into a Patent Licensing Master Agreement effective September 25, 1998, as amended by Amendment No. 1 To The Patent Licensing Master Agreement dated September 18, 2003, and Amendment No. 2 To The Patent Licensing Master Agreement dated December 18, 2003 (the “Master Agreement”), pursuant to which GNE may enter into this Agreement with respect to a license under the “Queen Patents” for GNE’s antibody products.

B. The Master Agreement provides GNE with the right to obtain a nonexclusive, worldwide, royalty-bearing license under the PDL Licensed Patents under the terms and conditions of this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound, the parties agree as follows:

1.              DEFINITIONS

All references to Exhibits, Articles and Sections shall be references to Exhibits, Articles and Sections of this Agreement. In addition, except as otherwise expressly provided herein, the following terms in this Agreement shall have the following meanings:

1.01 “Affiliate” means any corporation or other business entity controlled by, controlling, or under common control with another entity, with “control” meaning direct or indirect beneficial ownership of more than fifty percent (50%) of the voting stock of such corporation, or more than a fifty percent (50%) interest in the decision-making authority of such other unincorporated business entity; and a corporation in which the maximum amount of stock permitted by law to be held by another entity is beneficially owned by such other entity. Notwithstanding the foregoing, the term “Affiliate” under this Agreement with respect to GNE shall not include Roche Holdings, Inc., including its affiliated companies (“Roche”), until assignment of this Agreement to a member of such enterprise in accordance with Section 8.01.

1.02 “Antibody” means any antibody directed against an Antigen and shall include, without limitation, monospecific and bispecific antibodies (but only with respect to the Antigen for a bispecific antibody); less than full-length antibody forms such as Fv, Fab, and F(ab’), single-chain antibodies and antibody conjugates bound to a toxin, label or other moiety, as well as any and all such constructs directed against the Antigen.

1.03 “Antigen” means the target molecule: IgE as further identified on Exhibit B.

1.04 “Bulk Product” means Licensed Product supplied in a form other than Finished Product which can be converted into Finished Product.

1.05 “Combination Product(s)” means any product containing both a pharmaceutically active agent or ingredient which constitutes a Licensed Product and one or more other pharmaceutically active agents or ingredients which do not constitute Licensed Products.

1.06 “Europe” means the European Patent Convention Member Countries, including any successor organization and any additional countries that may join such organization from time to time during the term of this Agreement.

1.07 “Finished Product(s)” means any and all Licensed Products in form for use by an end user and not intended for further chemical or genetic manipulation or transformation.

1.08 “Licensed Product(s)” means an Antibody with respect to which GNE has either significant marketing rights or has done significant development (e.g., created, humanized or conducted preclinical or clinical development), the manufacture, import, use, offer to sell or sale of which would infringe, if not licensed under this Agreement, a Valid Claim.

1.09 “Net Sales” means the aggregate gross revenues, whether in cash or in kind, derived by or payable from or on account of the sale or other transfer of Finished Products by GNE, Affiliates of GNE, GNE’s sublicensees, Roche or Affiliates of GNE’s sublicensees to an independent third party not an Affiliate of GNE, a sublicensee of GNE, Roche, or an Affiliate of a sublicensee of GNE, less […] to cover the following: (a) credits or allowances, if any, actually granted on account of price adjustments, recalls, rejection or return of items previously sold, (b) excise and sales taxes, duties or other taxes imposed on and paid with respect to such sales (excluding income or franchise taxes of any kind) and (c) outer packing, freight and freight insurance costs. For all Finished Product(s) used or consumed by others than GNE, GNE shall be entitled to deduct […] from Net Sales in lieu of all other deductions such as taxes, shipping charges, packing, allowances and the like prior to calculating royalties due. If GNE or any of its Affiliates or sublicensees receive non-cash consideration for any Finished Product sold or otherwise transferred to an independent third party not Roche or an Affiliate of the seller or transferor, the fair market value of such non-cash consideration on the date of such transfer as known to GNE, or as reasonably estimated by GNE if unknown, shall be included in the definition of Net Sales. Net Sales shall not include Finished Products provided for bona fide clinical trial, evaluation, research or development purposes.

Net Sales for Bulk Products shall be calculated by multiplying the units of Finished Product to which such Bulk Product is reasonably anticipated to be converted by the established market price of the Finished Product on the date of sale of the Bulk Product. By way of example and without limitation, units of Finished Product may be measured in grams or doses, as appropriate.

The method of calculating Net Sales of materials in form other than Finished Product or Bulk Product that can be converted into Finished Product shall be established by good faith discussion between PDL and GNE prior to the first sale or transfer of any such material by GNE to a non-Affiliate.

1.10 “Opposition Proceedings” means the legal proceedings at the European Patent Office (“EPO”) initiated against EP patent 451,216B1 and terminating at the decision (oral and/or written) rendered by the Opposition Division (“OD”) of the EPO, but excluding any proceedings resulting from the filing of an appeal to the OD’s decision.

1.11 “PDL Licensed Patents” means the patents and patent applications identified on Exhibit A, and including any applications filed as of the Effective Date in the United States or any foreign jurisdiction. PDL Licensed Patents shall include U.S. or foreign patents or patent applications which claim priority to any application to which a listed U.S. Patent also claims priority. PDL Licensed Patents shall also include any foreign equivalents, addition, continuation, continuation-in-part or division of such patents or patent applications or any substitute applications therefor, any patent issued with respect to any such patent application, any reissue, extension or patent term extension of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent.

1.12 “Territory” means either (a) worldwide, or (b) […].

1.13 “Valid Claim” means any claim in any PDL Licensed Patents which claim has neither expired or been disclaimed nor been held invalid or unenforceable by a court or other body of competent jurisdiction from which no appeal has been or may be taken.

2.              LICENSE

2.01 License Grant. Subject to the fulfillment by GNE of all of the terms and conditions of this Agreement, PDL hereby grants to GNE and GNE hereby accepts a nonexclusive license in the Territory under the PDL Licensed Patents, including the right to grant sublicenses in accordance with Section 2.02, to make, have made, import, use, offer to sell and sell Licensed Products in the Territory. PDL shall be free at its discretion to enter into additional agreements with additional licensees at any time and on terms solely of its choosing.

2.02 Limitation on Sublicenses; Notification. GNE shall have the right to grant sublicenses of its rights under Section 2.01 with respect to Licensed Products, provided that GNE shall grant such sublicenses only in connection with the assignment or license by GNE to such sublicensee of the right to use, make, have made, sell or otherwise transfer the Licensed Products. GNE shall notify PDL of the identity of the sublicensee and scope of such sublicense promptly following the grant of a sublicense hereunder. Notwithstanding the assignment or grant of a sublicense by GNE hereunder, GNE shall remain obligated to pay all royalties due to PDL with respect to the sale of Licensed Products by its assignee or sublicensee. In addition, the grant of any sublicenses under Section 2.01 shall be on terms and conditions which are subject to and subordinate to the terms of this Agreement and GNE shall remain fully responsible to PDL for the performance of any and all such terms by its sublicensees.

2.03 Updates to List of PDL Licensed Patents. Upon written request of GNE (which request shall not be made more than once per calendar year), PDL agrees to provide a written update listing the PDL Licensed Patents, and such update shall constitute an amendment to Exhibit A. PDL may, at its option, furnish such update to GNE from time to time during the term of this Agreement as part of an update to the Master Agreement.

2.04 No Other Rights. GNE acknowledges and agrees that, except for the license expressly granted under Section 2.01, no rights to any other PDL patents or patent applications, or to any know-how, trade secrets or licenses are included in this Agreement or granted by implication, estoppel or otherwise.

2.05 […].

3.              PAYMENTS, ROYALTIES, REPORTS

3.01 Signing Fee. In consideration for the license granted by PDL under Article 2 of this Agreement, GNE shall pay to PDL, within fifteen (15) business days of the Effective Date of this Agreement, a nonrefundable signing and licensing fee in the sum of […], increased annually beginning on January 1, 1999 and on each January 1 thereafter by an amount equal to the Consumer Price Index-U (or its successor) published by the U.S. Bureau of Labor Statistics (“CPI-U”) for the prior year. GNE shall be entitled to deduct from the signing and licensing fee under this Agreement any amounts not previously credited and subject to credit under Section 3.03(a). All such deductions shall be documented with any payments hereunder.

3.02 Annual Maintenance Fee. In further consideration of the license granted under Article 2, within fifteen (15) business days of the […] anniversary of the Effective Date and each anniversary thereafter, GNE shall pay PDL a nonrefundable annual maintenance fee in the amount of […]. Such annual maintenance shall be […] against royalties payable by GNE for the year with respect to which such annual maintenance fee is paid.

3.03 Credits; Reductions. […]

(a)  […]

(b)  […]

3.04 Royalties to PDL. The royalties payable to PDL under this PDL License Agreement shall be as set forth in Section 4.1 of the Master Agreement, except that in the event that GNE: (i) breaches its obligations under Sections 2.3 or 2.4 of the Settlement Agreement by and between PDL and GNE dated December 18, 2003 (“Settlement Agreement”); and (ii) fails to cure such breaches as provided under Section 4.2 of the Settlement Agreement, then PDL, at its sole discretion, may invoke its rights under Article 4 of the Settlement Agreement.

3.05 Royalties Payable Only Once; Sales Among Affiliates. Sales or other transfers of Licensed Products between and among GNE and any of its Affiliates, its sublicensees or Roche which are subsequently resold or to be resold by such Affiliates, sublicensees or Roche shall not be subject to royalty, but in such cases royalties shall accrue and be calculated on any subsequent sale or other transfer of such Licensed Products to a non-Affiliate. Genentech is obligated to pay royalties to PDL is imposed only once with respect to each unit of a Licensed Product.

3.06 Combination Products. Net Sales in a particular country in the Territory, in the case of Combination Products for which the pharmaceutically active agent or ingredient constituting a Licensed Product and each of the other pharmaceutically active agents or ingredients not constituting Licensed Products have established market prices in that country in the Territory when sold separately, shall be determined by multiplying the Net Sales for each such Combination Product by a fraction, the numerator of which shall be the established market price for the Finished Product(s) contained in the Combination Product and the denominator of which shall be the sum of the established market prices for the Finished Product(s) plus the established market prices for the other pharmaceutically active agents or ingredients contained in the Combination Product. When such separate market prices are not established in that country in the Territory, then the parties shall negotiate in good faith to determine a fair and equitable method of calculating Net Sales in that country for the Combination Product in question.

3.07 Currency Conversion. All amounts payable to PDL under this Agreement shall be payable in U.S. Dollars by wire transfer to a bank account designated by PDL. In the case of royalties on Net Sales, all amounts payable shall first be calculated in the currency of sale and then converted into U.S. Dollars using the average of the daily exchange rates for such currency quoted by Citibank, N.A. for each of the last five (5) banking days of each calendar quarter.

3.08 Reports.

(a) Current Reports.  GNE agrees to make written reports and royalty payments to PDL within sixty (60) days after the close of each calendar quarter during the term of this Agreement, beginning with the calendar quarter in which the date of first commercial sale or other transfer of a Licensed Product by GNE, its Affiliates, Sublicensees or Roche, provided that reports with respect to sales by sublicensees or Roche shall include only those sales as to which royalty reports were received by GNE during such calendar quarter.  Sales of a Licensed Product occurring prior to the Effective Date shall be reported, and royalties on such sales shall be paid, in the first written report and royalty payment under this Agreement.  These reports shall be certified by an officer of GNE and shall state for the calendar quarter in question:  (1) identification of Net Sales of the Licensed Product on a country-by-country basis, (2) Net Sales in the Territory, (3) the quantities of Licensed Products sold or manufactured in such quarter in the Territory, (4) applicable offsets and (5) the net royalty due to PDL thereon pursuant to this Article 3.  No later than at the time of the making of each such report, GNE shall make any payment due to PDL of royalties for the period covered by such report.

(b) Termination Report. For each Licensed Product, GNE also agrees to make a written report to PDL within ninety (90) days after the date on which GNE, its Affiliates or sublicensees last sell or otherwise transfer that Licensed Product in the Territory stating in such report the same information required by quarterly reports for all such Licensed Products made, sold or otherwise disposed of which were not previously reported to PDL.

(c) Notification of Marketing Approval. GNE agrees to notify PDL in writing within sixty (60) days after the date on which GNE, its Affiliates or sublicensees or Roche obtain marketing approval of a Licensed Product in any country in the Territory. Such notice shall specify the country in which marketing approval was obtained and the date of such approval.

3.09 Inspection. GNE agrees to keep, and to require any of its Affiliates or sublicensees to keep,

clear, accurate and complete records for a period of at least three (3) years for each reporting period in which Net Sales occur showing the sales of Licensed Products in the Territory in sufficient detail to enable the royalties payable hereunder to be determined, and further agrees to permit its books and records, and to require any of its Affiliates or sublicensees to permit their books and records, to be examined by an independent accounting firm selected by PDL and reasonably satisfactory to GNE from time-to-time, but not more than once a year. Such examination is to be made at the expense of PDL, except in the event that the results of the audit reveal that GNE underpaid PDL by […] or more, then GNE shall pay any deficiency plus interest for such overdue royalties in accordance with Section 3.11 hereof, and the audit fees shall be paid by GNE. Any such discrepancies will be promptly corrected by a payment or refund, as appropriate.

3.10 Withholding.

(a) Fees. The amounts payable under Sections 3.01 and 3.02 shall represent the actual proceeds to be received by PDL, net of any withholding or other taxes or levies that may be applicable to such payments. PDL agrees to reasonably cooperate with GNE in obtaining a refund of any withholding taxes or levies paid by GNE, if any, with respect to any payments to PDL hereunder. In the event that PDL is successful in obtaining any refund of tax withholding amounts paid by GNE under this Agreement, PDL agrees to promptly remit such refund amount to GNE.

(b) Royalty Payments. GNE may withhold from royalties due to PDL amounts for payment of any income or withholding tax that GNE has actually paid to any taxing authority with respect to royalty amounts due to PDL hereunder in the Territory. GNE shall promptly provide PDL with official tax receipts or other documentation sufficient to enable PDL to satisfy U.S. tax authorities with respect to PDL’s application for a for-tax credit. GNE agrees to reasonably cooperate with PDL in obtaining a foreign tax credit in the U.S. with respect to royalties due to PDL on the sale or manufacture of Licensed Products.

3.11 Interest on Overdue Royalties. GNE shall be liable for interest on any overdue royalties, at the rate of ten percent (10%) per annum, or the highest rate allowed by law, whichever is less, commencing on the date such royalties are due until paid.

3.12 Royalties to Third Parties. GNE acknowledges and agrees that other licenses may be required from third parties with respect to the development, manufacture, importation, use, and sale of any Licensed Product under this Agreement, and that GNE shall be responsible for any royalties and other payments with respect to those license rights.              In no event shall GNE have a right to credit against, reduce or otherwise offset any royalty or payment obligations to such third parties against royalty amounts payable to PDL under the this Agreement.

4.              INFRINGEMENT OF PDL LICENSED PATENTS

4.01 Suits. PDL shall have no obligation hereunder to institute any action, suit or other proceeding against third parties for infringement of any PDL Licensed Patents or to defend any action, suit or proceeding brought by a third party which challenges or concerns the validity or enforceability of any PDL Licensed Patents in the Territory. Any monies recovered from alleged infringers shall be retained by PDL.

4.02 Notification of Third Party Infringements. GNE shall promptly notify PDL in writing of any actual or suspected infringement by third parties of any PDL Licensed Patent, which notification shall specify in reasonable detail the nature of such actual or suspected infringement of which GNE is aware and shall provide PDL with the available evidence, if any of such infringement.

5.              REPRESENTATIONS AND WARRANTIES; DISCLAIMERS; INDEMNIFICATION

5.01 Representations of GNE. GNE represents and warrants to PDL that:

(a)          The execution, delivery and performance of this Agreement by GNE will not, with or without notice, the passage of time or both, result in any violation of, be in conflict with, or constitute a default under any material contract, obligation or commitment to which GNE is a party or by which it is bound, or to GNE’s knowledge, violate any statute, rule or governmental regulation applicable to GNE.

(b)         GNE has all requisite legal and corporate power and authority to enter into this Agreement on behalf of itself and its Affiliates and to carry out and perform its obligations under the terms of this Agreement.

5.02 Representations of PDL. PDL represents and warrants to GNE that:

(a)          The execution, delivery and performance of this Agreement by PDL will not, with or without notice, the passage of time or both, result in any violation of, be in conflict with, or constitute a default under any material contract, obligation or commitment to which PDL is a party or by which it is bound, or to PDL’s knowledge, violate any statute, rule or governmental regulation applicable to PDL.

(b)         PDL has all requisite legal and corporate power and authority to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement.

5.03 Disclaimers. Nothing in this Agreement shall be construed as (a) a warranty or representation by PDL as to the validity, enforceability or scope of any PDL Licensed Patents; (b) a requirement that PDL file any patent application, or to secure any patent or patent rights, or maintain any patent in force, or to provide copies of patent applications to GNE or its Affiliates or sublicensees, or to disclose any inventions described or claimed in such patent applications; or (c) a warranty or representation by PDL that any Licensed Product made, used, imported, sold or otherwise disposed of under the license granted in this Agreement is or will be free from infringement of patents, copyrights, trademarks, trade secrets or other rights of third parties. GNE acknowledges and agrees that any royalties or payments that may be due to third parties in order for GNE to make, have made, import, use, sell or otherwise dispose of Licensed Products shall be the sole responsibility of GNE.

5.04 No Other Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN ARTICLE 5, PDL MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO PDL LICENSED PATENTS OR ANY CELL LINES, ANTIBODIES OR LICENSED PRODUCTS DEVELOPED BY GNE UNDER THE LICENSE SET FORTH IN THIS AGREEMENT AND PDL FURTHER MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF OR PRACTICE UNDER PDL LICENSED PATENTS OR ANY CELL LINES, ANTIBODIES, LICENSED PRODUCTS OR OTHER MATERIALS DEVELOPED BY GNE UNDER THE LICENSE SET FORTH IN THIS AGREEMENT WILL NOT INFRINGE ANY THIRD PARTY RIGHTS.

5.05 Indemnification. GNE shall at all times, during the term of this Agreement and thereafter, indemnify and hold harmless PDL and its Affiliates, sublicensees, directors, officers, agents and employees from any claim, proceeding, loss, expense, and liability of any kind whatsoever (including but not limited to those resulting from death, personal injury, illness or property damage and including legal expenses and reasonable attorneys’ fees) arising out of or resulting from (a) any claim of patent infringement (direct or contributory) or inducing patent infringement with respect to the activities of GNE or its Affiliates or sublicensees, and (b) the development, manufacture, holding, use, testing, advertisement, sale or other disposition by GNE, its Affiliates or sublicensees, or any distributor, customer or representative thereof or any one in privity therewith, of any Licensed Product; provided, however, that PDL shall promptly notify GNE of such claim, proceeding, loss, expense or liability and GNE, at GNE’s cost, shall have sole control over the defense, including settlement of any claim or action, with full cooperation from PDL.

6.              CONFIDENTIALITY

The provisions of Article 9 of the Master Agreement are incorporated by reference as if set forth in their entirety herein.

7.              TERM AND TERMINATION

7.01 Term. Unless earlier terminated as provided in this Article 7, this Agreement shall come into force on the Effective Date and shall continue until the last to expire of the PDL Licensed Patents. Thereafter, this Agreement shall terminate and all licenses or sublicenses granted hereunder shall become fully-paid licenses.

7.02 Termination.

(a)          This Agreement may be terminated on sixty (60) days prior written notice by GNE.

(b)         If GNE shall at any time default in the payment of any royalty, or the making of any report hereunder, or shall commit any material breach of any covenant or agreement herein contained or shall make any false report, and shall fail to have initiated and actively pursued remedy of any such default or breach within thirty (30) days after receipt of written notice thereof by the other party, PDL may, at its option, cancel this Agreement and revoke any rights and licenses herein granted and directly affected by the default or breach by notice in writing to such effect, but such act shall not prejudice PDL’s rights to recover any royalty or other sums due at the time of such cancellation, it being understood, however, that if within thirty (30) days after receipt of any such notice GNE shall have initiated and actively pursued remedy of its default, then the rights and licenses herein granted shall remain in force as if no breach or default had occurred on the part of GNE, unless such breach or default is not in fact remedied within a reasonable period of time. If GNE disputes the existence of a default or material breach or making a false report or the failure to pursue a remedy or to remedy the default or breach, the provisions for resolution of a default shall be limited to those set forth in Section 11.6 of the Master Agreement.

(c)          This Agreement may be terminated by either party upon the occurrence of any of the following which is not stayed or vacated within sixty (60) days of such occurrence: (i) petition in bankruptcy filed by or against the other party; (ii) adjudication of the other party as bankrupt or insolvent; (iii) appointment of a liquidator, receiver or trustee for all or a substantial part of the other party’s property; or (iv) an assignment for the benefit of creditors of the other party.

(d)         In the event that GNE: (i) breaches its obligations under Sections 2.3 or 2.4 of the Settlement Agreement and (ii) fails to cure such breach(es) as provided under Section 4.2 of the Settlement Agreement, then PDL, at its sole discretion, may invoke its rights under Article 4 of the Settlement Agreement.

7.03 No Waiver. The right of either party to terminate this Agreement as provided herein shall not be affected in any way by its waiver of any previous failure to perform hereunder or by its failure to take action with respect thereto.

7.04 Survival. Termination for any reason hereunder shall not affect any accrued rights or obligations of the parties arising in any manner under this Agreement as of the date of termination. In any event, the rights and obligations, including without limitation any accrued payment obligations, under Articles 3, 5 and 6 shall survive any termination of this Agreement.

8.              MISCELLANEOUS

8.01 Assignment. This Agreement may not be assigned by either party without the prior written consent of the other, except that either may assign this Agreement without consent to a party which acquires all or substantially all of that portion of the business to which this Agreement pertains, whether by merger, sale of assets or otherwise. A merger or consolidation shall be deemed to constitute an assignment.

8.02 Disputes. The provisions of Section 11.6 of the Master Agreement are incorporated by reference as if set forth in their entirety herein.

8.03 Severability. If any provision of this Agreement is declared invalid by a court of law resort or by any court, the decision of which an appeal is not taken within the time provided by law, then and in such event, this Agreement will be deemed to have been terminated only as to the portion thereof which relates to the provision invalidated by that decision and only in the relevant jurisdiction, but this Agreement, in all other respects and all other jurisdictions, will remain in force; provided, however, that if the provision so invalidated is essential to the Agreement as a whole, then the parties shall negotiate in good faith to amend the terms hereof as nearly as practical to carry out the original interest of the parties, and, failing such amendment, either party may submit the matter to a court of competent jurisdiction for resolution.

8.04 Notices. Any notice or report required or permitted to be given under this Agreement shall be in writing and shall be sent by expedited delivery or telecopied and confirmed by mailing as follows (or to such other address as may be specified in writing) and shall be effective three (3) days after such delivery:

If to PDL:                     Protein Design Labs, Inc.
34801 Campus Drive
Fremont, CA. 94555
Attention: General Counsel

Facsimile number: (510) 574-1500

If to GNE:                  Genentech, Inc.
1 DNA Way
South San Francisco, California USA 94080
Attn: Corporate Secretary

Facsimile number: (650) 225-8654

8.05 Choice of Law. The validity, performance, construction, and effect of this Agreement shall be governed by the laws of the State of California which are applicable to contracts between California residents to be performed wholly within California.

8.06 Waiver. None of the terms, covenants and conditions of this Agreement can be waived except by the written consent of the party waiving compliance.

8.07 Force Majeure. Neither party shall be responsible to the other for failure or delay in performing any of its obligations under this Agreement or for other non-performance hereof provided that such delay or non-performance is occasioned by a cause beyond the reasonable - control and without fault or negligence of such party, including, but not limited to earthquake, fire, flood, explosion, discontinuity in the supply of power, court order or governmental interference, act of God, strike or other labor trouble and provided that such party will inform the other party as soon as is reasonably practicable and that it will entirely perform its obligations immediately after the relevant cause has ceased its effect.

8.08 Headings. The captions used herein are inserted for convenience of reference only and shall not be construed to create obligations, benefits, or limitations.

8.09 Entire Agreement. This Agreement and the Master Agreement constitute the entire Agreement between the parties hereto with respect to the Antigen and supersede all previous Agreements, whether written or oral. In the event of any conflict between the terms of this Agreement and the Master Agreement with respect to the subject matter herein, the terms of this Agreement shall govern. This Agreement shall not be changed or modified orally, but only by an instrument in writing signed by both parties.

8.10 Counterparts. This Agreement may be executed in counterparts, all of which taken together shall be regarded as one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

By:	/s/ Douglas O. Ebersole	By:	/s/ Stephen Juelsgaard
	Douglas O. Ebersole		Stephen Juelsgaard
	SVP, Legal & Corporate Development		EVP & General Counsel

Exhibit A

PDL Licensed Patents

The following are patents and patent applications (also known as the “Queen et al. patents”) issued and filed in certain countries in the world and licensed as part of the PDL Patent Rights under the Agreement. (As of: September 23, 2003)

1.  The following issued U.S. patents and pending U.S. patent applications:

Patent No. 5,585,089, “Humanized Immunoglobulins,” issued December 17, 1996.

Patent No. 5,693,761, “Polynucleotides Encoding Improved Humanized Immunoglobulins,” issued December 2, 1997.

Patent No. 5,693,762, “Humanized Immunoglobulins,” issued December 2, 1997.

Patent No. 6,180,370  “Humanized Immunoglobulins and Method of Making the Same”, issued January 30, 2001.

[…].

2.  The following patents and patent applications outside the U.S.:

		Patent No.	Country	Title*
Issue Date

Issued	9/29/00	AR 254487 V1	Argentina	“Novel Immunoglobulins, Their Production and Use”
Issued	7/12/94	647383	Australia	“
Issued	1/7/97	671949	Australia	“
Issued	1/24/96	AT 0451216	Austria	“
Issued	1/24/96	0451216	Belgium	“
Issued	8/25/99	0682040	Belgium
Issued	1/14/03	1101125-4	Brazil	“
Issued	10/27/97	61095	Bulgaria	“
Issued	8/13/02	2328851	Canada	“
Issued	8/20/02	2006865	Canada	“
Issued	4/11/00	40279	Chile	“
Issued	7/21/00	58770	China
Issued	11/4/99	P920500A	Croatia	“
Issued	12/02/02	174317	Denmark	“
Issued	1/24/96	0451216B1	Europe(1)	“
Issued	8/25/99	0682040 B1	Europe(1)	“
Issued	3/28/02	108797	Finland	“
Issued	1/24/96	FR0451216	France	“
Issued	8/25/99	FR0682040	France	“
Issued	1/24/96	DE 68925536.5	Germany	“

Issued	8/25/99	DE 68929061.6	Germany
Issued	1/24/96	DD 296 964	East Germany	“
Issued	1/24/96	GB 0451216	Great Britain	“
Issued	8/25/99	GB 0682040	Great Britain	“
Issued	1/5/93	1001050	Greece	“
Regist.	7/14/00	0682040	Hong Kong
Issued	3/22/96	211174	Hungary	“
Issued	2/3/03	82755	Ireland	“
Issued	1/24/96	IT 0451216	Italy	“
Issued	8/25/99	IT 0682040	Italy
Issued	9/18/98	2828340	Japan(2)	“
Issued	1/24/96	LU 0451216	Luxembourg	“
Issued	8/25/99	LU 0682040	Luxembourg
Issued	2/18/92	92.2146	Monaco	“
Issued	1/24/96	NL 0451216	Netherlands	“
Issued	8/25/99	NL 0682040	Netherlands
Issued	10/20/97	231984	New Zealand	“
Issued	6/8/00	314793	New Zealand	“
Issued	7/9/01	19912385	Norway(3)	“
Issued	12/26/91	132068	Pakistan	“
Issued	5/17/96	29729	Philippines	“
Issued	10/20/95	92758	Portugal	“
Issued	2/10/99	2126046	Russia	“
Issued	1/24/96	SG 0451216	Singapore	“
Issued	5/22/01	78258	Singapore	“
Issued	2/28/99	8912489	Slovenia	“
Issued	10/31/90	89/9956	South Africa	“
Issued	11/23/98	178385	South Korea	“
Issued	1/24/96	2081974 T3	Spain	“
Issued	8/25/99	0682040	Spain	“
Issued	1/24/96	SE 0451216	Sweden	“
Issued	8/25/99	SE 0682040	Sweden	“
Issued	1/24/96	CH 0451216	Switzerland	“
Issued	8/25/99	CH 0682040	Switzerland	“
Issued	12/2/91	50034	Taiwan	“
Issued	5/19/93	13349	Uruguay	“
Issued	2/9/96	56455	Venezuela	“

Country	Application No.	Title*
[…]

*Exact titles may differ in different countries.

(1) and corresponding European national patents issued therefrom.

(2) registration date

(3) this is the application number; have not received patent yet.

[…] =      Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.